Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189470) of Response Biomedical Corp. of our report dated March 19, 2015 relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

signed “PricewaterhouseCoopers LLP”

PricewaterhouseCoopers LLP

Vancouver, Canada

March 19, 2015